Exhibit 10.29

CONSULTING AND CONFIDENTIALITY AGREEMENT

THIS AGREEMENT is made as of the 4th day of December, 2024.

BETWEEN:

REALLOYS INC., a body corporate duly incorporated under the laws of Nevada, and having offices located at 7280 W Palmetto Park Rd, Suite 302N, Boca Raton, Florida, 33433

(hereinafter called the “Company”)

AND:	OF THE FIRST PART

ARLINGTON INNOVATION PARTNERS LLC, through David Argyle, an individual with an office located at 2300 Clarendon Blvd., Ste 600, Arlington, Virginia, 22201

(hereinafter called the “Consultant”)

OF THE SECOND PART

FOR VALUABLE CONSIDERATION, it is hereby agreed as follows:

1. The Consultant shall provide consulting services to the Company with David Argyle to serve as Chief Executive Officer and Director of the Company with duties and responsibilities to be agreed to between the parties and the Consultant shall serve the Company and/or such subsidiary or subsidiaries of the Company as the Company may from time to time require in such consulting capacity or capacities as may from time to time be determined, in each case as an independent consultant.

2. This Agreement shall be effective from the date hereof and continue on a month-to-month basis, subject to the termination provisions herein.

3. The base fee for the Consultant’s services hereunder shall be at the rate of US$30,000 per month (the “Base Fees”), together with any such increments thereto and bonuses (including grants of securities under the Company’s Omnibus Incentive Plan) as the Board of Directors of the Company may from time to time determine, payable in equal monthly amounts in advance on the first business day of each calendar month upon receipt of an invoice to be provided by the Consultant to the Company. In addition, the Consultant shall be entitled to a signing bonus in the amount of US$210,000 (the “Signing Bonus”). The Base Fees shall immediately commence to accrue but, together with the Signing Bonus, shall only be paid following the completion by the Company of a financing in an amount of no less than USD$5,000,000.

In addition, the Consultant shall be issued 18,000,000 common stock in the Company, with such common stock to be registered as per the direction of the Consultant.

4. The Consultant shall be responsible for:

a.	the payment of income taxes and other applicable tax remittances as shall be required by any governmental entity with respect to fees paid by the Company to the Consultant;

b.	maintaining proper financial records of the Consultant, which records will detail, amongst other things, expenses incurred on behalf of the Company; and

c.	obtaining all necessary licences and permits and for complying with all applicable federal, state and municipal laws, codes and regulations in connection with the provision of services hereunder and the Consultant shall, when requested, provide the Company with adequate evidence of compliance with this paragraph.

5. The terms “subsidiary” and “subsidiaries” as used herein means any corporation or company of which more than 50% of the outstanding shares carrying voting rights at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the Board of Directors of such corporation or company) are for the time being owned by or held for the Company and/or any other corporation or company in like relation to the Company and include any corporation or company in like relation to a subsidiary.

6. During the term of this Agreement, the Consultant shall provide the consulting services to the Company, and the Consultant shall be available to provide such services to the Company in a timely manner subject to availability at the time of the request.

7. The Consultant shall be reimbursed for all traveling and other expenses actually and properly incurred as an agent of the Company as the case may be, in connection with the duties hereunder. For all such expenses the Consultant shall furnish to the Company an itemized invoice detailing the expenses incurred, including receipts for such expenses on a monthly basis, and the Company will reimburse the Consultant within fourteen (14) days of receipt of the Consultant’s invoice for all appropriate invoiced expenses.

8. The Consultant shall well and faithfully serve the Company or any subsidiary as aforesaid during the continuance of this Agreement to the best of the Consultant’s ability in a competent and professional manner and use best efforts to promote the interests of the Company.

9. The Consultant acknowledges and agrees that all information, records, materials, proposals, and electronic data of the Company which is attained by the Consultant during this agreement remains the property of the Company (excluding such information that was acquired from or readily available in the public domain) and must be returned to the Company upon request by the Corporation at any time or at the termination of this Agreement.

10. The Consultant acknowledges that, in the course of providing services to the Company, the Consultant may acquire and be exposed to information about certain matters which are confidential to the Company, or its affiliates, partners, or clients, and not known to the public or to the Company’s competitors (referred to herein as “Confidential Information”).

11. The Consultant acknowledges that all Confidential Information shall be exclusive property of the Company, or its affiliates, partners, or clients, as the case may be, and includes the following information with respect to the Company or its affiliates, partners, or suppliers: (i) confidential methods relating to the business and operations; (ii) information concerning the work-in-progress or current project work of each; (iii) concepts and ideas of each person employed or retained by any of them including without limitation, the nature and results of research and development activities, techniques, “know-how”, designs, drawings and specifications; (iv) the manuals of operation of each including, without limitation, client files, briefing documents and client business/marketing plans; (v) information concerning the existing customers and clients of each including, without limitation, customer lists, contracts, prices, invoices, computer printouts, and other similar information; (vi) information concerning the potential customers and clients of each including, without limitation, mailing lists, prospect cards, and other similar information; (vii) financial information including, without limitation, the costs, sales, income, profits and other similar information; (viii) business opportunities including without limitation ventures considered by the applicable party, whether or not such ventures are pursued; (ix) personal information including, without limitation, the identities of consultants and applicable remuneration and benefits policies; (x) computer programs, printouts, disks, databases and procedures relating to the electronic commerce marketing or advertising business of each including, without limitation, related data input procedures or techniques and other similar information; and (xi) the Consultant acknowledges and agrees that he/she will not discuss with or disseminate or otherwise provide to any third party any information concerning the Company or its affiliates, their operations, business practices or prospects, except with the prior written consent of the Company.

12. The Consultant acknowledges that the Confidential Information could be used to the detriment of the Company or its affiliates, partners, or suppliers. The Consultant shall not disclose to any third party, and shall treat in strict confidence, all Confidential Information, except where disclosure is either required by law or made with the express prior written consent of the Company. After the termination of this Agreement, regardless of how that termination should occur, the Consultant shall, without time limitation, not use or disclose to any third party, and shall treat in strict confidence, all Confidential Information, except where disclosure is either required by law or made with the express prior written consent of the Company.

13. The Consultant acknowledges that the Company email is the exclusive property of the Company and all emails received and transmitted on the Company email account are the exclusive property of the Company. The Consultant is prohibited from copying or distributing emails received via the Company’s email account other than in the course of the Consultant’s work with the Company and in the furtherance of the Company’s business. All email correspondence received on the Company’s email account is Confidential Information.

14. All work products created by the Consultant for the Company while providing services to the Company (“Work Products”) are the property of the Company, or, as directed by the Company, any person (the “IP Owner”) who has contracted with the Company for the creation of such Work Products. The Consultant hereby assigns to the Company all right, title, and interest in and to the Work Products. Work Products include everything that is produced by the Consultant for the Company in the course of this engagement including, without limitation, notes, reports, documentation, drawings, computer programs (source code, object code and listings), customer lists, documentations, marketing copy and/or collateral, inventions, creations, work, devices, schematics, flow charts, models, and work in progress. The Consultant expressly waives any moral rights in any Work Products created by the Consultant for the Company or the Company's counterparts, in favor of the Company and/or any other IP Owner and all of their successors and assigns.

During and after this Agreement, the Consultant will assist the Company in every reasonable way, at the Company’s expense, to secure, maintain, and defend the Company’s benefit, or for the benefit of the IP Owner, all copyrights, patent rights, schematics, flow charts, trade secret rights and other proprietary rights in and to the work product of the Consultant or any agent of the Consultant.

15. Each of the Company and the Consultant agree that at no time, either during or after the termination of this Agreement (whether voluntary or involuntary), shall either party make any statements, whether oral or in writing, that would reasonably be expected to have the effect of disparaging the Company or lowering the reputation of the Company.

16. The Consultant agrees that during the term of this Agreement and for a period of six (6) months following the termination of this Agreement, whether voluntary or involuntary, the Consultant shall not, directly or indirectly: (a) Solicit or attempt to solicit the business of any client or customer of the Company for the purpose of providing services that are competitive with the Company’s business; (b) Solicit or attempt to solicit the engagement of any employee, contractor, or consultant of the Company. The Consultant acknowledges that this provision is necessary to protect the legitimate interests of the Company and is reasonable in scope and duration.

17. This Agreement may be terminated at any time without notice or payment in lieu of notice and without payment of any fees whatsoever, either by way of anticipated earnings or damages of any kind, for just cause at any time by advising the Consultant in writing. Just cause shall be defined to include, but is not limited to the following:

a. Fraud;

b. Theft;

c. Breach of fiduciary duties;

d. Being guilty of bribery or attempted bribery; or

e. Gross mismanagement.

Other than in the context of a Change in Control (as defined below), the Company may terminate this Agreement without cause at any time by making a payment to the Consultant that is equivalent to twelve (12) month Base Fees, in the form of a lump sum payment including an amount equal to all cash bonuses paid, within thirty (30) days of the termination date. The Consultant may terminate this Agreement on thirty (30) days’ notice to the Company.

18. In the event this Agreement is terminated for just cause, then the Consultant shall forthwith resign any position or office that the Consultant then holds with the Company or any subsidiary of the Company.

19. In the event that there is a Change in Control of the Company, either the Consultant or the Company shall have one year from the date of such Change in Control to elect to have the Consultant’s appointment terminated. In the event that such an election is made, the Company shall, within 30 days of such election, make a lump sum termination payment to the Consultant that is equivalent to twenty-four (24) months Base Fees plus an amount that is equivalent to all cash bonuses paid to the Consultant in the twenty-four (24) months prior to the Change in Control as well as all accrued bonuses on unrealized gains. Following a Change in Control, all securities granted to the Consultant shall be dealt with in accordance with the terms of the Company’s Omnibus Incentive Plan, however all securities granted to the Consultant, but not yet vested, shall vest immediately.

“Change in Control” shall be defined as: (a) The acquisition by any person or entity of beneficial ownership of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing beneficial ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that, for purposes of these purposes, the following acquisitions shall not constitute or result in a Change in Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; (iii) any acquisition by any person that as of the date of this Agreement owns beneficial ownership of a Controlling Interest in the Company; (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any related entity; or (v) any acquisition by any entity pursuant to a transaction which complies with the clauses of subsection (c) below; or (b) during any period of two (2) consecutive years (not including any period prior to the date of this Agreement) individuals who constitute the Board on the date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or (c) consummation of (A) a reorganization, merger, amalgamation, arrangement, statutory share exchange or consolidation or similar transaction involving (i) the Company or (ii) any one or more Subsidiaries whose combined revenues for the prior fiscal year represented more than 50% of the consolidated revenues of the Company and its Subsidiaries for the prior fiscal year (the “Major Subsidiaries”), or (B) a sale or other disposition of all or substantially all of the assets of the Company and/or the Major Subsidiaries, or the acquisition of assets or equity of another entity by the Company or any of its Subsidiaries (each of the events referred to in clauses (A) and (B) sometimes hereinafter being referred to a “Business Combination”), unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Entity that such beneficial owners hold immediately following the consummation of the Business Combination as a result of their ownership, prior to such consummation, of voting securities of any company or other entity involved in or forming part of such Business Combination other than the Company), (2) no person (excluding any employee benefit plan (or related trust) of the Company or any Continuing Entity or any entity controlled by the Continuing Entity or any person that as of the Effective Date has beneficial ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Continuing Entity except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the Board of Directors or other governing body of the Continuing Entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (d) approval by the shareholder of the Company of a complete liquidation or dissolution of the Company.

For the purposes of this Agreement, a “Change in Control” shall NOT be triggered as a result of any transaction consummated between the Company and Blackboxstocks, Inc.

20. The services to be performed by the Consultant pursuant hereto are personal in character, and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Consultant without the previous written consent of the Company.

21. The Consultant expressly agrees and represents that the services to be performed by the Consultant pursuant hereto are not in contravention of any non-compete or non-solicitation obligations by which the Consultant is bound.

22. The parties shall indemnify and save each other harmless from and against all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever which either party, including their respective officers, employees or agents may suffer as a result of the negligence of the other party in the performance or non-performance of this Agreement.

23. It is expressly agreed, represented and understood that the parties hereto have entered into an arm’s length independent contract for the rendering of consulting services and that the Consultant is not the employee, agent or servant or the Company. Further, this agreement shall not be deemed to constitute or create any partnership, joint venture, master-servant, employer-employee, principal-agent or any other relationship apart from an independent contractor and contractee relationship.

24. Any notice in writing or permitted to be given to the Consultant hereunder shall be sufficiently given if delivered to the Consultant personally or mailed by registered mail, postage prepaid, addressed to the Consultant at the last residential address known to the Secretary of the Company. Any such notice mailed as aforesaid shall be deemed to have been received by the Consultant on the first business day following the date of mailing. Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Company at the address shown on page 1 hereof. Any such notice mailed as aforesaid shall be deemed to have been received by the Company on the first business day following the date of the mailing. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

25. The provisions of this Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Consultant and the successors and assigns of the Company. For this purpose, the terms “successors” and “assigns” shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Company.

26. This Agreement embodies the entire understanding and agreement between the parties with respect to the subject matter hereunder and supersedes any prior understandings, negotiations, representations and agreements relating thereto. No other contract, agreement, representation or warranty between the parties hereto relating to the engagement exists.

27. The division of this Agreement into paragraphs is for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular paragraph or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to paragraphs are to paragraphs of this Agreement.

28. Every provision of this Agreement is intended to be severable. If any term or provision hereof is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

29. This Agreement is being delivered and is intended to be performed in the Province of Ontario and shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the laws of such Province and the laws of Canada applicable therein. For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario shall have jurisdiction to entertain any action arising under this Agreement. The Company and the Consultant each hereby attorns to the jurisdiction of the courts of the Province of Ontario provided that nothing herein contained shall prevent the Company from proceeding at its election against the Consultant in the courts of any other province or country.

30. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

IN WITNESS WHEREOF this Agreement has been executed as of the day, month and year first written above.

REALLOYS INC.

Per:
Authorized Signing Officer

ARLINGTON INNOVATION PARTNERS LLC

Per:
Authorized Signing Officer